UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2008

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective December 17, 2008, i2 Technologies, Inc. (“i2” or the “Company”) appointed Jackson L. Wilson, Jr., the Company’s Executive Chairman of the Board, to be the Company’s new Chief Executive Officer. Mr. Wilson replaces Dr. Pallab K. Chatterjee who is leaving the Company. Dr. Chatterjee will remain an employee of the Company until December 31, 2008. For purposes of each employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Dr. Chatterjee is a party or otherwise participates, the Company has agreed to treat Dr. Chatterjee’s departure as a termination by the Company other than for “cause” (as such term is defined in any such applicable agreement, plan or arrangement). Dr. Chatterjee was appointed as i2’s CEO on May 13, 2008 and prior to that, had been i2’s interim CEO since July 31, 2007.

(c) On December 17, 2008, the Company’s Board of Directors appointed Mr. Wilson, age 61, as Chief Executive Officer effective immediately. Mr. Wilson has been i2’s Executive Chairman of the Board since May 5, 2008. Mr. Wilson has served as a director of i2 since April 2005. Prior to being appointed as the Executive Chairman of the Board, Mr. Wilson served as a member of the Audit Committee and the Strategic Review Committee.

From 1983 through August 2004 when he retired, Mr. Wilson served in various roles at Accenture Ltd, including Director; Managing Partner—Accenture Technology Ventures, Corporate Development Officer and, most recently, Chief Executive Officer—Business Process Outsourcing. Mr. Wilson is the former Chairman of the Board of Avanade Inc., a private joint venture between Accenture and Microsoft Corporation (technology integration on the Microsoft platform), and a director of Seraph Group LLC, a registered investment company, as well as a director of a privately-held company.

There is no family relationship between Mr. Wilson and any other executive officer or director of i2, and there is no arrangement or understanding under which he was appointed. All executive officers of i2 are appointed by the Board of Directors to serve until their successors are appointed. There are no transactions to which i2 or any of its subsidiaries is a party and in which Mr. Wilson has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

(e) On December 19, 2008, in connection with Dr. Chatterjee’s departure, Dr. Chatterjee and i2 entered into a Severance Agreement and General Release (the “Severance Agreement”). Under the terms of the Severance Agreement, Dr. Chatterjee will remain an employee of the Company until December 31, 2008 and will be subject to certain confidentiality and non-solicitation obligations. Dr. Chatterjee also agreed to a general release in favor of i2 and certain other persons except that he did not release any rights to indemnification under his Indemnification Agreement dated June 30, 2008.

Pursuant to the Severance Agreement, the Company agreed to pay Dr. Chatterjee (i) his regular pay through December 31, 2008, to the extent not already paid, (ii) an annual bonus for 2008 of $558,000 and (iii) a severance payment of $914,371. Furthermore, the Company agreed that 80,000 restricted stock units vested on the date of termination. The Severance Agreement also provides for the acceleration of vesting of Dr. Chatterjee’s stock option awards and provides that he will have until the earlier of the expiration of the applicable stock option award or the first anniversary of its date of termination to exercise. The Severance Agreement also provides that except as otherwise provided in the Severance Agreement, Dr. Chatterjee shall not be entitled to any payments or benefits under his Amended and Restated Executive Retention Agreement entered into effective as of May 23, 2008. Certain of these payments will be held for six months due to 409A regulations applicable to “specified employees.”

The foregoing summary is subject to, and qualified in its entirety by the Severance Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events

On December 19, 2008, i2 issued a press release announcing the replacement of Dr. Pallab K. Chatterjee as i2’s Chief Executive Officer and the appointment of Jackson L. Wilson, Jr. as i2’s new Chief Executive Officer. A copy of this press release is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Severance Agreement and General Release dated December 19, 2008
99.1	Press Release dated December 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2008	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer